Exhibit 99.1
Martha Stewart Living Omnimedia Announces Election of Arlen Kantarian to the
Board of Directors
NEW YORK, February 5, 2009 — Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced that its Board of Directors has elected Arlen Kantarian as a member of the Board of Directors. He will replace Rick Boyko, who is stepping down. Mr. Boyko has served on the Board since June 2004.
Mr. Kantarian is an innovative marketing and entertainment executive who was most recently the CEO of the United States Tennis Association’s (USTA) Professional Tennis operation, which includes the US Open, the U.S. Davis Cup and Olympic teams, and the USTA National Tennis Center. During his nine-year tenure, US Open revenues nearly doubled, and the US Open became the largest annually attended event in the world. In 2008, Mr. Kantarian was named to BusinessWeek’s “Top 100 Most Influential People in Sports.” Prior to joining the USTA, Mr. Kantarian was President and CEO of Radio City Entertainment where he tripled the company’s earnings, making it the nation’s No. 1 live entertainment company. Previously, he was Vice President of Marketing for the National Football League, and held senior-level marketing positions at Pepsi-Cola and Colgate-Palmolive.
MSLO Executive Chairman Charles Koppelman stated: “I am pleased to welcome Arlen as the newest member of our Board. Arlen’s deep understanding of powerful brands and his track record in marketing them will be tremendous assets to MSLO. I am grateful to Rick Boyko for his many contributions during his years of service to our company.”
“I’m delighted to be joining MSLO’s Board of Directors. This is a great company with great strengths and I look forward to working with Martha, Charles and an exceptionally accomplished team as we explore new opportunities to build on the company’s successes and grow its valuable brands,” said Mr. Kantarian.
About Martha Stewart Living Omnimedia, Inc.
Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) is a diversified media and merchandising company, inspiring and engaging consumers with unique lifestyle content and distinctive products. The Publishing segment encompasses four magazines, including the company’s flagship publication, Martha Stewart Living, periodic special issues and books. The marthastewart.com website provides consumers with instant access to MSLO’s multimedia library, search and find capabilities, recipes, online workshops, community and personalization, as well as wedding-planning tools powered by WeddingWire. The Broadcasting segment produces such programming as the Emmy-winning daily, nationally syndicated television series, “The Martha Stewart Show,” and Martha Stewart Living Radio on SIRIUS channel 112 and XM Radio 157. In addition to its media properties, MSLO offers high-quality Martha Stewart products through licensing agreements with carefully selected companies, including the Martha Stewart Collection exclusively at Macy’s, Martha Stewart Everyday at Kmart, Martha Stewart Crafts with EK Success at Wal-Mart, Michaels and independent retailers, Martha Stewart for 1-800-Flowers.com and a co-branded food line with Costco. In April 2008, Emeril Lagasse joined the Martha Stewart family of brands; MSLO acquired the assets related to Lagasse’s media and merchandising business, including television programming, cookbooks, and emerils.com website and his licensed kitchen and food products. For additional information about MSLO, visit www.marthastewart.com.
CONTACT: Media: Elizabeth Estroff, SVP, Corporate Communications, Martha Stewart Living Omnimedia, Inc. +1-212-827-8281 or eestroff@marthastewart.com.